                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

                                                    STATE OR OTHER
                                                    JURISDICTION OF
                                                     INCORPORATION    OWNERSHIP
                   NAME OF ENTITY                   OR ORGANIZATION  INFORMATION
                   --------------                  ----------------- -----------
   Odetics ITS, Inc.
     (formerly known as Centro Corporation)....... California        100% owned
   Gyyr, Inc...................................... California        100% owned
   Odetics Europe Limited......................... England and Wales 100% owned
   Odetics Asia Pacific Pte. Ltd.................. Singapore         100% owned
   Odetics International Sales Corporation........ California        100% owned
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